Exhibit 17.1

         Resignation Letter of James D. Dondero Dated February 14, 2006


                                                               February 14, 2006



To:      The Board of Directors of Motient Corporation

         I have lost confidence in current management and the other members of the Board of Directors of Motient Corporation and believe that the actions being taken by management and other members of the Board do not serve the best interests of all stockholders. As a result, I am left with no choice but to resign from the Board of Directors of Motient Corporation, effective immediately. Because I continue to believe that the Company has great potential, Highland Capital Management, L.P. is announcing today its intention to propose a group of highly qualified and predominantly independent directors to replace the existing Board of Directors.


                                   Sincerely,

                                   /s/ James D. Dondero
                                   ---------------------
                                   James D. Dondero